Exhibit 99.1

Pier 1 Imports, Inc. Announces Fiscal 2013 Third Quarter Sales and Expected Earnings Per Share

FORT WORTH, Texas--(BUSINESS WIRE)--November 29, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the third quarter ended November 24, 2012.

Third Quarter Highlights

  Comparable store sales increased 7.9% on top of last year’s 7.0% gain; three-year cumulative comparable store sales increased 25.1%
  Total sales increased 10.9% to $425 million
  Gross profit expected to be approximately 43.9% of sales versus 43.2% of sales last year
  Earnings per share expected to be approximately $0.22 (GAAP) and $0.25 (non-GAAP) versus $0.21 in the third quarter of last year (see reconciliation below of expected earnings per share to expected adjusted non-GAAP earnings per share)

Comparable store sales for the third quarter ended November 24, 2012 increased 7.9% compared to an increase of 7.0% for the third quarter ended November 26, 2011. Total sales for the quarter improved 10.9% to $425 million compared to $383 million in the year-ago quarter. Strong comparable store sales results for the quarter were primarily attributable to increases in store traffic and higher average ticket. Third quarter merchandise margins at the store level are expected to be essentially flat year-over-year. Gross profit is expected to be approximately 43.9% of sales for the third quarter versus 43.2% of sales for the third quarter of last year. Marketing expenses as a percentage of sales are expected to be slightly higher versus the year ago period. The Company anticipates that full year spending will approximate 5% of sales, in line with its previously stated plan, and believes this level of investment will continue to drive strong traffic and conversion.

Comparable store sales for the first nine months of fiscal 2013 increased 7.3% versus a comparable store sales increase of 9.2% in the year-ago period. Total sales for the first nine months increased to $1.153 billion from $1.057 billion for the same period last year.

Earnings per share for the third quarter of fiscal 2013 are expected to be approximately $0.22 (GAAP) and $0.25 (non-GAAP) compared to $0.21 in the third quarter last year. The non-GAAP expected adjusted earnings per share excludes the estimated impact of Hurricane Sandy and utilizes an estimated 35.6% annual effective tax rate for fiscal 2013 (see reconciliation below under Financial Disclosure Advisory). The Company has estimated the impact of lost sales and costs associated with Hurricane Sandy to be approximately $0.02 per share, net of tax, for the third quarter of fiscal 2013. In the days immediately following the storm, up to 225 stores were closed, primarily due to power outages in affected areas and 50 stores operated on reduced hours. All stores were reopened and fully operational by the end of the second week in November, with the exception of one store located in Long Island, New York, which remains closed due to storm damage.

Alex W. Smith, President and Chief Executive Officer, commented, “While a large number of our stores experienced closure and disruption due to Sandy, our focus was directed first and foremost on the safety and well-being of our associates and others in need. I am extremely proud of and grateful to our associates for their efforts to reopen our stores quickly, even though their own lives were, and in some cases still are, disrupted.”

Smith continued, “We’re pleased to deliver strong sales growth this quarter, as customers responded particularly well to our fall assortments. Excluding the impact of Hurricane Sandy, we estimate that third quarter comp store sales would have increased slightly over 9%.”

“We have had a terrific start to the holiday season, including a very strong Thanksgiving weekend, and believe the business is ideally positioned with a compelling merchandise assortment and multiple ways to shop the Pier 1 Imports brand, including both in-store and online. We look forward to discussing our third quarter results and providing an update on holiday business during our upcoming conference call.”

Third Quarter Conference Call Information and December Sales Release

The Company will announce fiscal 2013 third quarter financial results prior to market open on Thursday, December 13, 2012 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 59879356.

The Company will announce fiscal 2013 December sales on January 3, 2013.

Financial Disclosure Advisory

This release references non-GAAP information for the three months ended November 24, 2012 as shown in the table below.

Three Months Ended
November 24, 2012

Expected Earnings per Share (GAAP)	$0.22
Estimated Impact of Hurricane Sandy, net of tax	0.02
Difference of Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	0.01
Expected Adjusted Earnings per Share (non-GAAP)	$0.25

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that the non-GAAP financial measure included in this press release allows management and investors to understand and compare the Company’s earnings per share results in a more consistent manner for the three months ended November 24, 2012. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s earnings per share results that will be recorded in accordance with GAAP for the period presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400